EXHIBIT 99.1

                              PRESS  RELEASE
                               May 28, 2002

            FIRST ATLANTIC CAPITAL, JPMORGAN PARTNERS AND AETNA
                  SELL BERRY PLASTICS FOR $837.5 MILLION


NEW YORK and EVANSVILLE, INDIANA, May 28, 2002 - First Atlantic Capital, JPMorgan Partners and Aetna Life Insurance Company today announced that they have entered into a definitive agreement to sell their portfolio company, Berry Plastics Corporation, to GS Capital Partners 2000, L.P., a private equity investment fund managed by Goldman, Sachs & Co., for $837.5 million, including repayment of existing indebtedness. The transaction is subject to customary closing conditions, including receipt of financing, and is scheduled to close in the third quarter of 2002.

Since First Atlantic first acquired Berry Plastics in 1990, revenues have grown from $57 million in 1990 to $462 million in 2001. Berry's senior management team will remain in place and the Company will continue to operate out of its Evansville, Indiana headquarters.

Ira G. Boots, President and CEO of Berry Plastics, said, "We look forward to working with the GS Capital Partners team to further increase the size and scope of our business and remain committed to providing our customers with consistent, reliable products and services to which they have grown accustomed. I want to thank all of Berry's employees for their focus and dedication to our business through this process."

Roberto Buaron, Chairman and CEO of First Atlantic Capital, said, "We are very pleased with the success Berry Plastics has experienced over the past 12 years and are grateful to the management team and employees for their strong commitment to the business. Our strategy of acquiring leading specialty plastics manufacturers to complement Berry's core product lines and to expand its operations to cover global markets has led to a significant increase in Berry's financial results. We intend to continue our strong legacy of working with the management of our existing portfolio companies to add substantial value to their operations and are constantly looking at new companies in which to invest."

Joseph Gleberman, Managing Director of GS Capital Partners, said, "Under the guidance of the current management and First Atlantic, Berry has become a market leader in several segments of the plastic packaging industry. GS Capital Partners' acquisition of Berry is consistent with our strategy of investing in market leading companies with outstanding management teams. We look forward to working with the Berry team to further strengthen the Company's market position."

J.P. Morgan Securities Inc. and Credit Suisse First Boston acted as financial advisors to Berry. GS Capital Partners was advised by Goldman, Sachs & Co.

Berry Plastics Corporation is a leading manufacturer and marketer of injection-molded and thermoformed plastic open-top containers, aerosol overcaps, closures, drink cups, and housewares. The company is headquartered in Evansville, Indiana, and, together with its subsidiaries, has plants in Henderson, Nevada; Iowa Falls, Iowa; Charlotte, North Carolina; Lawrence, Kansas; Suffolk, Virginia; Monroeville, Ohio; Woodstock, Illinois; Streetsboro, Ohio; Baltimore, Maryland; Fort Worth, Texas; Norwich, England; Milan, Italy and a sales office in Mexico City, Mexico.

First Atlantic Capital, Ltd. is a New York City-based private equity investment firm specializing in acquiring and growing both private and publicly owned middle-market companies, as well as subsidiaries and divisions of large corporations. Since its inception in 1989, First Atlantic has consistently generated superior long-term investment returns for its investors and management partners. First Atlantic has major investments in the packaging, food and beverage, aerospace manufacturing, traffic management and office supply industries. For additional information, please visit our website at www.firstatlanticcapital.com.

JPMorgan Partners (JPMP) is a global partnership with over $30 billion in total capital under management. It is a leading provider of private equity and has closed over 1,800 individual transactions since its inception in 1984. JPMP has more than 150 investment professionals in nine offices throughout the world. JPMorgan Partners' primary limited partner is J.P. Morgan Chase & Co. (NYSE: JPM), one of the largest financial institutions in the United States. For additional information, please visit our website at www.jpmorganpartners.com.

Aetna Life Insurance Company is an investor in the private equity asset class through both partnerships and direct investments.

Goldman Sachs is a leading global investment banking, securities and investment management firm that provides a wide range of services worldwide to a substantial and diversified client base that includes corporations, financial institutions, governments and high net worth individuals. GS Capital Partners 2000 is the current primary investment vehicle of Goldman Sachs for making privately negotiated equity investments. GS Capital Partners 2000 was formed in July 2000 with total committed capital of $5.25 billion, $1.5 billion of which was committed by Goldman Sachs and its employees, with the remainder committed by institutional and individual investors.

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CONTACTS:

FIRST ATLANTIC CAPITAL
David Reno/Jonathan Gasthalter
Citigate Sard Verbinnen
212/687-8080

BERRY PLASTICS
Ira G. Boots
President & CEO
812/424-2904

GOLDMAN, SACHS & CO.
Andrea Raphael
212-357-0025


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